SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2012

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officers

(c) USMD Holdings, Inc. (“Holdings”) issued a press release on December 12, 2012 announcing two personnel changes among its senior management team. The press release is attached to this hereto as Exhibit 99.1.

Effective December 10, 2012, Mr. Gary Rudin was appointed to serve as President and Chief Operating Officer of Holdings. Mr. Rudin has served as a director of Holdings and as a member of its Audit Committee since February 1, 2012. Prior to working with Holdings, Mr. Rudin, age 64, worked for more than thirty years for Electronic Data Systems (“EDS”), a global information technology services and consulting company. During his career at EDS, Mr. Rudin served as a Senior Corporate Vice-President, managed the company’s Health Care, Government, and Energy service lines, and served on the company’s Global Operations Council, which oversaw its global operations. Mr. Rudin also served as Chief Information Officer for EDS. Mr. Rudin was also an information technology and leadership development consultant to corporate clients. He has previously served as a director for several non-profit and one for-profit organizations and currently serves on the board of directors of Sentinel Data Solutions, a privately-held information services technology company for the collections industry.

Mr. Rudin will receive an annual salary of $380,000 per year. Beginning in January 2013, he will be eligible for an annual bonus of up to 70% of his base compensation. The amount and timing of bonus compensation, and whether any bonus compensation will be paid in cash, securities, or another form of consideration, are at the sole discretion of Holdings’ Board of Directors. In addition to an annual salary and bonus, Mr. Rudin will be awarded options to purchase 120,000 shares of Holdings common stock. These options will be issued under the 2010 USMD Holdings, Inc. Equity Compensation Plan. The grant date for these options will be December 10, 2012, and the strike price for these options will be $24.90 per share. These options will become exercisable at a rate of 24,000 per year on the 1st day of each calendar year beginning on January 1, 2013 and will expire on December 10, 2020. Mr. Rudin will remain a member of the Holdings Board of Directors but will no longer serve on its Audit Committee. He will continue to receive standard compensation for board members.

There is no family relationship between Mr. Rudin and any director or executive officer of Holdings and there is no transaction between Mr. Rudin and Holdings that would require disclosure under Item 404(a) of Regulation S-K.

Also effective December 10, 2012, Ms. Karen Kennedy, formerly the Chief Operating Officer, was appointed to serve as the Chief Development Officer of Holdings. As Chief Development Officer, Ms. Kennedy will focus on practice acquisition, physician recruitment, managed care contracting, developing the company’s existing service lines and establishing new service lines. Before joining Holdings, Ms. Kennedy was the chief executive officer of Impel Management Services, L.L.C. and the chief administrative officer for The Medical Clinic of North Texas, P.A. Prior to those roles, Ms. Kennedy was a senior executive at the Gallatin Medical Foundation/InterHealth Corporation and was vice president for development at the Presbyterian Intercommunity Hospital. She has a Bachelor of Arts in Psychology from UCLA and a master’s degree in public health (MPH) from the UCLA School of Public Health. Her compensation will remain unchanged.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1     Press Release of USMD Holdings, Inc. dated December 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: December 12, 2012	By:	/s/ Christopher Dunleavy
Christopher Dunleavy
Executive Vice President and Chief Financial Officer